PUBLIC STORAGE, INC.
          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE



                                                                           For the Three Months Ended
                                                                                    March 31,
                                                                     -----------------------------------------
EARNINGS PER SHARE:                                                         1999                 1998
----------------------------------------------------------------     ------------------     ------------------


Net income......................................................        $   61,842,000       $   48,364,000

Less: Preferred Stock dividends:
   10% Cumulative Preferred Stock, Series A.....................            (1,140,000)          (1,140,000)
   9.20% Cumulative Preferred Stock, Series B...................            (1,372,000)          (1,372,000)
   Adjustable Rate Preferred Stock, Series C....................              (506,000)            (506,000)
   9.50% Cumulative Preferred Stock, Series D...................              (713,000)            (713,000)
   10.0% Cumulative Preferred Stock, Series E...................            (1,372,000)          (1,372,000)
   9.75% Cumulative Preferred Stock, Series F...................            (1,401,000)          (1,401,000)
   8.875% Cumulative Preferred Stock, Series G..................            (3,828,000)          (3,828,000)
   8.45% Cumulative Preferred Stock, Series H...................            (3,565,000)          (3,565,000)
   8.625% Cumulative Preferred Stock, Series I..................            (2,156,000)          (2,156,000)
   8.00% Cumulative Preferred Stock, Series J...................            (3,000,000)          (3,000,000)
   8.25% Cumulative Preferred Stock, Series K...................            (1,924,000)                   -
   8.25% Cumulative Preferred Stock, Series L...................              (553,000)                   -
   8.25% Convertible Preferred Stock............................                     -           (1,087,000)
                                                                     ------------------     ------------------
Net income allocable to common shareholders.....................        $   40,312,000       $   28,224,000
                                                                     ==================     ==================
Weighted average common shares outstanding:

   Basic - weighted average common shares outstanding...........           118,624,000          109,466,000
   Net effect of dilutive stock options - based on treasury
     stock method using average market price....................               390,000              570,000
                                                                     ------------------     ------------------
     Diluted weighted average common shares outstanding.........           119,014,000          110,036,000
                                                                     ==================     ==================
Basic earnings per common share.................................             $0.34                 $0.26
                                                                     ==================     ==================
Diluted earnings per common share...............................             $0.34                 $0.26
                                                                     ==================     ==================

                                   Exhibit 11

                                                                                            For the Three Months Ended
                                                                                                    March 31,
                                                                                        ---------------------------------

EARNINGS PER SHARE:                                                                          1999               1998
-----------------------------------------------------------------------------------     --------------     --------------

Net income allocable to common shareholders......................................       $   40,312,000     $   28,224,000

Add dividends paid to holders of Convertible Preferred Stocks:
        *8.25% Convertible Preferred Stock.......................................                    -          1,087,000
                                                                                        --------------     --------------
Net income allocable to common shareholders for purposes of determining Diluted
   Earnings per Share, assuming conversion of anti-dilutive securities...........       $   40,312,000     $   29,311,000
                                                                                        ==============     ==============
Diluted weighted average common shares outstanding...............................          119,014,000        110,036,000

Pro  forma  weighted  average common shares  assuming  conversion of Convertible
     Preferred Stock:
        *8.25% Convertible Preferred Stock.......................................                    -          3,562,000
                                                                                        --------------     --------------
Weighted average common shares for purposes of computation of Diluted Earnings per
   Share, assuming conversion of anti-dilutive securities........................          119,014,000        113,598,000
                                                                                        ==============     ==============
Diluted Earnings per Common Share, assuming conversion of anti-dilutive securities
   (1)...........................................................................          $     0.34         $     0.26
                                                                                        ==============     ==============

(1) Such amounts are anti-dilutive and are not presented in the Company's consolidated financial statements.

     In addition, the Company has 7,000,000 shares of Class B Common Stock which are convertible into shares of the Company's Common Stock subject to the attainment of certain earnings milestone by the Company. As these earnings milestones have not been met, the conversion has not been assumed.

                                   Exhibit 11